Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the use in this Prospectus / Consent Solicitation constituting a part of this Registration Statement on Form S-4 of our report dated February 28, 2022 relating to the consolidated financial statements and consolidated financial statement schedules of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, which appears in the Company’s annual report on Form 10-K, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

January 5, 2023